STOCK PURCHASE AGREEMENT


            AGREEMENT, dated and effective as of December 5, 1994, between ROBERT PRICE (the "Buyer") and the persons listed on the signature page hereto (collectively, the "Seller") and LAIFER
INC. ("Laifer").

            For and in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I.

                               Purchase and Sale
                                 of the Shares

            1.1 Agreement to Purchase and Sell. On the basis of the representations, warranties and agreements contained herein and subject to the terms and conditions hereof, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, an aggregate of 1,000,000 shares (the "Shares") of common stock, par value of $.01 per share ("Common Stock"), of Price Communications Corporation, a New York corporation (the "Company"), for a purchase price of $6.55 per share or an aggregate purchase price of $6,550,000 (the "Purchase Price"), which shall be paid as follows:

                  (a)   $1,965,000, by certified check, at the
Closing (as defined below) of the purchase of 300,000 shares of Common Stock from Seller, to occur on December 5, 1994; and

                  (b)   the balance of $4,585,000 by certified
check(s) in the per share amount provided under Section 1.1 above, at Closing(s) of the purchase of an aggregate of 700,000 shares of Common Stock from Seller, such Closing(s) to occur on such date(s) (no later than December 20, 1994 (time being of the essence with respect to such date)), as may be specified in written notice(s) from Buyer to Seller, given no less than three days prior to the date(s) of such respective Closing(s), which notice(s) shall specify the number of shares to be purchased and sold at such Closing(s).

            The obligations of the Seller under this Article I shall be to sell the number of shares of Common Stock set forth opposite the respective names of such Sellers on Annex A hereto (such sales to be made at the respective Closings hereunder pro rata by each Seller in proportion to the number of shares set forth opposite the name thereof on Annex A, or in such other proportion as such Sellers may agree).

            1.2 The Closings. The closings of the purchase and sale of the Shares (the "Closings") shall take place at the offices of Shereff, Friedman, Hoffman & Goodman, LLP, 919 Third Avenue, New York, New York, or at such other place mutually agreed upon by the Seller and the Buyer, at 10:00 a.m. (New York City time) on the dates set forth in Section 1.1 above (the time and date of the Closing is hereinafter referred to as the "Closing Date"). On the Closing Date (i) the Seller shall sell, assign and cause to be delivered to the Buyer and/or his assign(s) stock certificates of the shares of Common Stock purchased at that Closing issued in such names and denominations as Buyer may request; and (ii) Buyer and/or its assign(s) shall pay the Purchase Price for such shares to such parties as may be specified by Laifer on behalf of Seller.

            1.3 Assignability. The Buyer may assign any of its rights or delegate any of its duties under this Article I, provided that at the Closing the assignee confirms in writing that the representation and warranties set forth in Article III are true and correct with respect to it. The Seller may assign any of its rights or delegate any of its duties under this
Article I, provided that at the Closing the assignee confirms in writing that the representations and warranties set forth in
Article II are true and correct with respect to it and the Shares to be sold by it. No assignment pursuant to this Section 1.3 shall relieve either Buyer or Seller of its liability under this Agreement.

            1.4 Conditions to Closing; Termination of Agreement. The obligations of the Buyer to purchase and pay for the Shares, as provided herein, and the obligations of the Seller to sell and transfer the Shares, as provided herein, shall, in each case, be subject to the continuing accuracy of the representations and warranties of the other party contained herein. Since time is of the essence, this Agreement shall be automatically terminated and of no further force or effect (unless otherwise agreed to in writing by the parties hereto), in the event all of the Closing(s) are not held on or prior to December 20, 1994. In the event that such termination is a result of Buyer's failure to purchase the Shares or Buyer's breach of any provision of this Agreement, then, in addition to any damages incurred as a consequence thereof and any other rights or remedies the Seller may have at law or in equity, this Agreement, including, without limitation, the provisions set forth in Articles IV and V hereof, shall be deemed terminated and shall be of no further force and effect. The parties acknowledge that default by any Seller or Laifer in its obligations under this Agreement would cause Buyer to incur damages for which there is no adequate remedy at law; and the parties consequently agree that, in addition to any other remedies, any such default shall be subject to the remedy of specific performance.

                                  ARTICLE II.

           Representations, Warranties, and Agreements of the Seller

            The Seller, severally and not jointly, represents and warrants to, and agrees with, the Buyer as follows:

            2.1 Authorization. Such Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to sell the Shares to the Buyer. This Agreement has been duly authorized, executed, and delivered by such Seller, is the legal, valid, and binding obligation of such Seller, and is enforceable as to such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally. Laifer has been duly authorized by such Seller to enter into this Agreement on behalf of such Seller, including without limitation the provisions of Article IV hereof which apply to the Shares of Common Stock set forth on the signature page hereof beneficially owned by such Seller.

            2.2 Consent. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Federal, state, local, or other governmental authority or of any court or other tribunal is required for the execution, delivery, or performance of this Agreement by such Seller. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which such Seller is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by such Seller of this Agreement.

            2.3 Shares. Such Seller is the beneficial owner of the number of Shares set forth under its name on the signature page hereto, and the Shares are owned free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts (other than any such items created by this Agreement). Upon the Closing, following receipt by such Seller (or its designees) of the Purchase Price and delivery of the certificates evidencing the Shares to the Buyer or its assignee, the Buyer or its assignee will have good title to the Shares, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts (other than any such items created by the Buyer or its assignee).

                                 ARTICLE III.

           Representations, Warranties, and Agreements of the Buyer

            The Buyer represents and warrants to, and agrees with, the Seller as follows:

            3.1 Authorization. The Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and to purchase the Shares from the Seller. This Agreement has been duly authorized, executed, and delivered by the Buyer, is the legal, valid, and binding obligation of the Buyer, and is enforceable as to the Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

            3.2 Consent. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Federal, state, local, or other governmental authority or of any court or other tribunal is required for the execution, delivery, or performance of this Agreement by the Buyer. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which the Buyer is a party, or by which any of his properties or assets is bound, is required for the execution, delivery, or performance by the Buyer of this Agreement.

            3.3 Exempt Transaction. The Buyer understands that the Shares are being offered and sold pursuant to one or more exemptions from the registration or qualification requirements of the securities laws.


                                  ARTICLE IV.

                            Right of First Refusal

            From and after the date hereof until Laifer has sold or otherwise transferred in bona fide good faith transactions all of the 2,034,144 shares of Common Stock currently beneficially owned by it, Laifer covenants and agrees with the Buyer that whenever Laifer proposes to sell any shares of Common Stock, Laifer shall follow the procedure set forth in this Article IV.

            Prior to the sale by Laifer of shares of Common Stock, Laifer shall notify the Buyer, or such person designated by the Buyer in accordance with Section 6.1 to receive such notice, by telephone call during days and hours in which the American Stock Exchange ("Amex") is open for trading (the days on which the Amex is open for trading, are referred to herein as "business days") to the telephone number set forth in Section 6.1 (the "Offeror's Call"), which notice shall be confirmed by facsimile transmission as soon as practicable (and in no event later than 20 minutes) after the termination of the Offeror's Call, of its intention to sell a specified number of shares of Common Stock (the "Offered Shares"), and the price (the "Price") at which it proposes to make such sale. The Buyer shall have the right, but not the obligation, to notify Laifer by telephone call to the telephone number set forth in Section 6.1 (which notice shall be confirmed by facsimile transmission as soon as practicable after the termination of such telephone call) within one hour after the termination of the Offeror's Call that the Buyer desires to purchase all (but not less than all) of the Offered Shares, provided, however, that if the number of Offered Shares is 200,000 or more, then the Buyer shall have 3 hours after the termination of the Offeror's Call to notify Laifer that the Buyer desires to purchase all (but not less than all) of the Offered Shares. Failure to give such notice within the appropriate time period shall constitute a waiver of the Buyer's right to purchase the Offered Shares under this Article IV for the 24 hour period specified below. Failure to place any such telephone call shall be a breach of this Article IV, but failure to speak with a person designated by Buyer or Laifer in Section 6.1 shall not be deemed a breach of this Article IV, as long as Laifer or Buyer, as the case may be, has placed the call, the telephone has been answered and Laifer or Buyer, as the case may be, requested to speak with the person or persons designated reasonably describing the purpose of the call.

            If the Buyer shall give Laifer timely notice that he desires to purchase all (but not less than all) of the Offered Shares, he or his assignee shall purchase such shares within 5 business days (time being of the essence) after the Buyer notifies Laifer of his desire to purchase the Offered Shares at a place and time mutually agreed upon by Laifer and the Buyer, provided, however, that if the number of Offered Shares is 200,000 or more, then the Buyer shall have 10 business days (in lieu of 5 business days), time being of the essence, after the Buyer notifies Laifer of his desire to purchase the Offered Shares to purchase such shares. In the event the Buyer or his assignee fails to close a purchase of Offered Shares within the aforesaid periods, whichever is applicable, then, in addition to any damages incurred as a consequence thereof and any other rights or remedies Laifer may have at law or in equity, this Agreement, including, without limitation, the provisions set forth in Articles IV and V hereof, shall be deemed terminated and be of no further force or effect. If the Buyer does not elect to purchase all of the Offered Shares within one hour or three hours, whichever is applicable, then Laifer shall have the right to sell the Offered Shares at a price equal to or greater than the Price for a period of 24 hours after the expiration of such one or three hour period, as applicable. The provisions of this
Article IV shall not apply to the bona fide good faith distribution or other transfer of any shares of Common Stock by Laifer to any affiliate or client of Laifer, to any partner or affiliate of any such client (including, without limitation, any partner of Hilltop Partners, L.P. or shareholder of Hilltop Offshore Limited), or to any officer, director, shareholder or employee of Laifer; provided, however, that the provisions of this Article IV shall continue to apply to any shares so distributed or transferred directly or indirectly to any officer, director, employee or shareholder of Laifer and shall in any event continue to apply to all shares distributed or transferred under this sentence as to which Laifer has or retains beneficial ownership (such term, as used in this Article IV and Article V below, to include all shares beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934).

                                  ARTICLE V.

                               Irrevocable Proxy

            From and after the date hereof until Laifer has sold or otherwise transferred in bona fide good faith transactions all of the 2,034,144 shares of Common Stock currently beneficially owned by it, Laifer and each Seller hereby appoints the Buyer as its proxy to represent and vote all shares of Common Stock which Laifer beneficially owns (either solely or together with such Seller), with all powers Laifer possesses if voted by Laifer or such Seller, including, without limitation, the power to execute written consents, on all matters coming before holders of Common Stock for vote or written consent. This proxy is coupled with an interest, is irrevocable and shall be valid and remain in full force and effect until the earlier of the date set forth in the prior sentence and the tenth anniversary of the date hereof (and Laifer and each Seller hereby agree, as contemplated by Section 620(a) of the New York Business Corporation Law, to vote all of the aforesaid shares as directed by Buyer during the period and to the extent provided herein), provided, however, that the proxy granted hereby shall automatically expire and be void with respect to any shares of Common Stock that Laifer sells, distributes or otherwise transfers in a bona fide good faith transaction to a person other than any officer, director, employee or shareholder of Laifer so long as Laifer does not have or retain beneficial ownership with respect to such sold, distributed or transferred shares.

                                  ARTICLE VI.

                                 Miscellaneous

            6.1 Communications. Except as otherwise provided herein, all notices or other communications hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested), by an overnight courier service which obtains a receipt to evidence delivery, or by telex or facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:

            If to the Buyer:

                  Robert Price
                  c/o Price Communications Corporation
                  45 Rockefeller Plaza
                  Suite 3201
                  New York, New York 10020

            With a copy to:

                  Proskauer Rose Goetz & Mendelsohn
                  1585 Broadway
                  New York, New York 10036
                  Attention: Peter Samuels, Esq.

            If to the Seller or Laifer:

                  Laifer, Inc.
                  114 West 47th Street
                  New York, New York 10036
                  Attention: Lance Laifer, President

            With a copy to:

                  Shereff, Friedman, Hoffman & Goodman, LLP
                  919 Third Avenue
                  New York, New York  10022
                  Attention: Gerald Adler, Esq.

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All notices and other communications sent by overnight courier service shall be deemed to have been given as of the next business day after delivery thereof to such courier service, those given by telex or facsimile transmission shall be deemed given when sent, and all notices and other communications sent by mail shall be deemed given as of the third business day after the date of deposit in the United States mail.

            All telephone calls and facsimile transmissions pursuant to Section IV shall be to the following numbers (or such other numbers as any party may designate to the other in accordance with the procedures set forth in this Section 6.1):

            If to the Buyer:              Robert Price, or, in the
absence or unavailability                                               of
Mr. Price, Kim Pressman, or, in the absence                             or
                                                                        unava
                                                                        ilabi
                                                                        lity
                                                                        of
                                                                        Ms.
                                                                        Press
                                                                        man,
                                                                        James
                                                                        Kreps
                                                                        .

            Telephone Number:             (212) 757-5600
            Facsimile Number:             (212) 397-3755

            If to Laifer:                 Lance Laifer, Joan Gill or
Jeffrey Eisenberger (at                                     least one of
                                                            whom shall be
                                                            available at
                                                            all times
                                                            during the one
                                                            or three hour
                                                            period
                                                            specified in
                                                            Article IV
                                                            above).

            Telephone Number:             (212) 921-4139
            Facsimile Number:             (212) 921-5177


            6.2 Successors and Assigns. The Buyer may assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement and this Agreement shall be binding on the Buyer and such assignee. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, assigns, heirs and personal representatives.

            6.3 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospec-tively) absent the written consent of both parties hereto.

            6.4  Survival of Representations, Etc.  The
representations, warranties, covenants, and agreements made herein or in any certificate or document executed in connection herewith shall survive the execution and delivery of this Agreement, the delivery of the Shares to the Buyer and the delivery of the Purchase Price to the Seller, irrespective of any investigation made by or on behalf of either party hereto.

            6.5 Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to either party hereto upon any breach or default by the other under this Agreement shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

            6.6 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein.

            6.7 Separability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

            6.8 Headings. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

            6.9 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to conflict of laws.

            6.10 Further Actions. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

      IN WITNESS WHEREOF, this Agreement has been duly executed on the date hereinabove set forth.




                                    Robert Price

                              LAIFER, INC.



                              By:
                                    Name:
                                    Title:


                              SELLERS:

                              Hilltop Partners, L.P.
                                    Number of Shares owned: 993,100
                              Hilltop Offshore Limited
                                    Number of Shares owned: 184,900
                              Wolfson Equities
                                    Number of Shares owned: 125,200
                              Grosvenor Multi-Strategy Fund, L.P.
                                    Number of Shares owned: 25,925
                              Haussman Holdings N.V.
                                    Number of Shares owned: 140,800
                              Chesed Congregations of America
                                    Number of Shares owned: 108,200
                              Wolfson Family Trust
                                    Number of Shares owned: 95,400
                              The Wolfson Grandchildren Trust
                                    Number of Shares owned: 8,900
                              The Rebecca Trust (Rebecca #1)
                                    Number of Shares owned: 50,400

                              The R Trust (Rebecca #2)
                                    Number of Shares owned: 81,433
                              United Congregation Mesorah
                                    Number of Shares owned: 102,600
                              F/B/O Zev W. Wolfson IRA Rollover,
                              Neuberger & Berman Cust.
                                    Number of Shares owned: 117,286

                              BY:  LAIFER INC.



                              By:
                                    Name:
                                    Title:

                                    Annex A



Sellers
Number of Shares to Be Sold

Hilltop Partners, L.P.  488,216Hilltop Offshore Limited   90,898

Wolfson Equities   61,549Chesed Congregations of
America
   53,192Wolfson Family Trust   46,899The Wolfson Grandchildren
Trust
    4,375The Rebecca Trust (Rebecca #1)   24,777

The R Trust (Rebecca #2)   40,033United Congregation Mesorah

   50,439F/B/O Zev W. Wolfson IRA
Rollover,
Neuberger & Berman Cust.
   57,659Haussmann Holdings N.V.   69,218

Grosvenor Multi-Strategy Fund,
L.P.
   12,745   Total1,000,000

                            STOCK OPTION AGREEMENT


            Agreement dated as of February 10, 1994 between Price Communications Corporation (the "Company"), a New York corporation with its principal office at 45 Rockefeller Plaza, New York, New York 10020, and Robert Price, residing at 25 East 86th Street, Apartment 8D, New York, New York 10028 ("Optionee").


VIII.       Grant of Option

            The Optionee has been granted, on the terms and conditions set forth below, options (the "Options") to purchase up to 500,000 shares (the "Shares") of the Company's Common Stock, par value $.01 (the "Common Stock"), for a price of $3.75 per share (the "Option Price"). The Options are granted pursuant to the Company's 1992 Long Term Incentive Plan (the "Plan") and are subject to the provisions of the Plan, which are incorporated herein by reference. Unless otherwise specified in this Agreement, all capitalized terms in this Agreement shall have the same meaning as set forth in the Plan. The Options, subject to the limits provided for under the Code, are intended to qualify as Incentive Stock Options. Any portion of the Options that do not qualify as Incentive Stock Options shall be treated as Non-Qualified Stock Options.

IX.   Terms and Conditions of Options

      A.    Term of Options

            Subject to the provisions of subparagraph 2(c) and paragraph 4, each Option may be exercised at any time in whole or in part, whether or not the Optionee is employed by the Company at the time of exercise, during the period (i) beginning on the earlier of (x) the day immediately succeeding the date on which the average Fair Market Value of the Common Stock for any period of ten consecutive trading days (i.e., the sum of such Fair Market Values for such ten days, divided by ten) first equals or exceeds $12 and (y) February 10, 2001, and (ii) terminating on February 10, 2004.

      B.    Non-Transferability of Options

            The Options shall not be transferable by the Optionee other than by will or by the laws of descent and distribution, and may be exercised during the Optionee's lifetime only by the Optionee. If any Options are exercised after the Optionee's death, the Company may require evidence reasonably satisfactory to it of the appointment and qualification of the Optionee's personal representatives and their authority, and of the right of any heir or distributee to exercise such Options.

      C.    Termination of Employment

            1. Incapacity; Good Reason; or Without Cause. If the Optionee's employment with the Company terminates by reason of
(x) Disability or "physical or mental incapacity" (such term being defined herein as used in the Employment Agreement (the "Employment Agreement") dated as of May 8, 1992 by and between the Company and Optionee) (any of the foregoing being herein collectively referred to as "Incapacity"), (y) termination by the Company other than for Cause, or (z) termination by the Optionee for Good Reason, the Options shall, notwithstanding any other provision of this Agreement, immediately become exercisable in full (if not otherwise then exercisable) and may thereafter be exercised in whole or in part by the Optionee for a period of three years from the date of such termination or until the expiration of the remaining term of the Options, whichever is shorter; provided, however, that if the Optionee dies within such three year period, the Options shall be exercisable for a period of one year from the date of death or until the expiration of the remaining term of the Options, whichever is shorter; provided further, however, that if such termination of employment occurs on or after February 10, 2001, the options shall remain exercisable until the expiration of the remaining term of the Options.

            2. Death. If the Optionee's employment with the Company terminates by reason of the Optionee's death, the Options shall, notwithstanding any other provision of this Agreement, become immediately exercisable in full (if not otherwise then exercisable) and may thereafter be exercised in whole or in part by the legal representative of the Optionee's estate for a period of one year from the date of death or until the expiration of the remaining term of the Options, whichever is shorter; provided, however, that if the Optionee's death occurs on or after February 10, 2001, the Options shall remain exercisable until the expiration of the remaining term of the Options.

            3. Other Termination. If the Optionee's employment with the Company terminates by reason of (x) termination by the Company for Cause; or (y) termination by the Optionee prior to February 10, 2001 other than by reason of Incapacity or Good Reason, the Options shall thereupon terminate (provided, however, if the Optionee's employment with the Company terminates by reason of termination by the Optionee on or after February 10, 2001 other than by reason of Incapacity or Good Reason, the Options shall remain exercisable until the expiration of the remaining term of the Options).

      D.    Exercise of Options

            The Options may be exercised only by written notice to the Company at its then principal office, Attention: Secretary. Any notice of exercise of Options shall be accompanied by payment in full of the aggregate Option Price of the Shares being purchased. Payment of such aggregate Option Price may be made, at the election of the Optionee: (i) in cash or by check, bank draft or money order payable to the order of the Company, (ii) through the delivery to the Company of shares of Common Stock owned by the Optionee (and for which the Optionee has good title free and clear of any liens and encumbrances) or (if any has been issued to the Optionee under the Plan) Restricted Stock, or (subject to compliance with such conditions, if any, as are necessary to prevent the reduction of such shares of Common Stock being subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") by reduction in the number of shares of Common Stock issuable upon such exercise, based, in each case, on the Fair Market Value of the Common Stock on the date of payment (without regard to any forfeiture restrictions applicable to any Restricted Stock), or (iii) any combination of the foregoing.
The Company shall have the right to require the Optionee to pay or otherwise satisfy any federal, state or local taxes required by law to be withheld in connection with such exercise prior to the issuance of the Shares purchased by such exercise. Subject to compliance with such conditions, if any, as are necessary to prevent the withholding of such shares of Common Stock from being subject to Section 16(b), the Optionee may elect to satisfy such withholding obligation by reducing the number of shares of Common Stock issuable upon such exercise, based on the Fair Market Value of the Common Stock on the date of payment.

      E.    Issuance of Shares

            The Committee may postpone the issuance of Shares for such reasonable period as will enable the Company to cause a registration statement with respect to such Shares to be filed or to become or remain effective under the Securities Act of 1933, as amended, or to cause compliance with applicable provisions of any state securities laws or the rules and regulations of any securities exchange on which the Common Stock may be listed. The Optionee agrees to comply with any and all legal requirements relating to the Optionee's resale or other disposition of any Shares acquired under this Agreement.

      F.    Rights of Shareholder

            The Optionee shall acquire none of the rights of a shareholder of the Company with respect to any Shares under this Agreement unless and until the Optionee has given written notice of exercise and has paid for such Shares as provided herein.

X.    Adjustment in Case of Changes Affecting Shares

            In the event of any change in the capital stock of the Company by reason of any stock dividend or distribution, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, distribution with respect to the outstanding Common Stock or capital stock other than Common Stock, reclassification of its capital stock, issuance of warrants or options to purchase any Common Stock or securities convertible into Common Stock, or rights offering to purchase capital stock at a price below fair market value, or any similar change affecting the capital stock of the Company; then the aggregate number and kind of shares that thereafter may be purchased upon the exercise of the Options, the Option Price and the $12 figure set forth in Section 2(a) hereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted hereunder, and any such adjustment determined by the Committee in good faith shall be conclusive and binding upon the Company, the Optionee and their respective heirs, executors, administrators, successors and assigns.

XI.   Change in Control

      A.    Exercisability

            In accordance with the Plan, in the event of a Change in Control of the Company, the outstanding Options shall become immediately exercisable in full (if not otherwise then exercisable), subject to the prior election by the Company to exercise the right to repurchase the Options provided in subparagraph 4(b) below.

      B.    Buy-Out of Options

            In its sole discretion, the Committee may provide for the purchase of any then outstanding Options by the Company or a Designated Subsidiary for an amount of cash equal to the excess of (i) the product of the Change in Control price (as defined below) and the number of Shares subject to the Options (ii) over the aggregate Option Price of such Options. For purposes of this subparagraph 4(b), the Change in Control price shall mean the higher of (i) the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company, or
(ii) the highest Fair Market Value of the Common Stock at any time during the 60-day period preceding the Change in Control.

      C.    Parachute Payments

            In the event that any benefits to the Optionee under this Agreement, either alone or together with any other payments or benefits otherwise owed to the Optionee by the Company or a Designated Subsidiary on or after a Change in Control would, in the Board of Directors' good faith opinion, be deemed under
Section 280G of the Code, or any successor provision, to be parachute payments, the benefits under this Plan shall be reduced to the extent necessary, in the Board of Directors' good faith opinion, so that no portion of the benefits provided herein shall be considered excess parachute payments under Section 280G of the Code or any successor provision. The Board of Directors' good faith opinion shall be conclusive and binding upon the Optionee.

XII.  Certain Definitions.  For purposes of this Agreement:

      (a) "Cause" shall mean any of the following, (i) Optionee's commission of any felony or any misdemeanor that involves fraud, moral turpitude or material loss to the Company or any subsidiary thereof or its business or reputation, (ii) Optionee's embezzlement or misappropriation of funds or property of the Company or any subsidiary thereof, (iii) Optionee's being sanctioned by state or federal authorities for material violation of laws, rules or regulations applicable to the Company's or any subsidiary's conduct of its business, (iv) Optionee's willful misconduct in the performance of the duties and obligations reasonably assigned to him by the Company's Board of Directors which is materially adverse to the Company or any subsidiary thereof, provided that such duties and obligations are consistent with his employment as the Chairman of the Board, President and Chief Executive Officer of the Company, include the supervision and control over, and complete responsibility for, the general management and operation of the Company and its subsidiaries (collectively, the "Companies"), are substantially and reasonably consistent with Optionee's duties with the Companies prior to the date of this Agreement, and are of the type usually assigned to the Chairman of the Board and the President and Chief Executive Officer in charge of companies similar to the Company, or (v) the Optionee's unreasonable neglect or refusal to perform such duties (unless significantly changed without his consent). No act, or failure to act, on the Optionee's part shall be considered "willful" unless done, or omitted from being done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Any termination of the Optionee's employment by the Company as a result of Incapacity, whether or not constituting Disability, or for any reason other than those specifically enumerated above, shall be deemed to be termination other than for Cause.

      (b) "Good Reason" shall mean the occurrence of any of the events or conditions described in clauses (i) - (v) hereof. (The enumeration of such events shall not imply that they are permitted under any employment or other applicable agreement between the Company and the Optionee.)

1. A material change in the Optionee's title, position or responsibilities (including reporting responsibilities) which represents an adverse change from his title, position or responsibilities as in effect on the date of this Agreement, or the assignment to Optionee of any duties or responsibilities which are inconsistent with his title, position of responsibilities as in effect on the date of this Agreement;

2. A reduction in the Optionee's base salary or other compensation or benefits, or any failure to pay or deliver to the Optionee any cash, stock or other compensation or benefits to which he is entitled within ten (10) days of the date due;

3. The Company's requiring the Optionee to be based in any place outside of New York City, except for reasonably required travel on the Company's business; or

4. The failure to elect to the Board of Directors or maintain in office at all times three directors designated by the Optionee (including the Optionee) during the three year period commencing on the Effective Date (as defined in the Employment Agreement) or to comply with any provisions of this Agreement or any of the provisions of the Employment Agreement; or

5. In the case of any merger, consolidation or reorganization occurring prior to the third anniversary of the Effective Date involving the Company, the failure of the Optionee and the surviving corporation to agree upon a new and mutually satisfactory employment agreement.

XIII.   General

        A. This Agreement shall be interpreted in accordance with the terms of the Plan. Subject to the next sentence below, in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall be controlling. To the extent that any of the terms of Section 2 hereof vary from those otherwise provided in Article SIX of the Plan, such variations were expressly provided for by the Committee at the time of grant in accordance with said Article SIX.

        B. Any communication in connection with this Agreement shall be deemed duly given when delivered in person or three days after being mailed by certified or registered mail, return receipt requested, to the Optionee at his or her address listed above or such other address of which Optionee shall have advised the Company by similar notice; or to the Company at its then principal office: Attention: Secretary.

        C. This Agreement (which incorporates the provisions of the Plan) sets forth the parties' final and entire agreement with respect to its subject matter, may not be changed or terminated orally, and shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the law that might otherwise govern under applicable New York principles of conflict of laws. This agreement shall bind and benefit the Optionee and the heirs, distributees and personal representatives of the Optionee, and the Company and its successors and assigns.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


                                    PRICE COMMUNICATIONS CORPORATION

                                    By______________________________
                                        Secretary


                                    ________________________________
                                        Robert Price